Exhibit 99.1

D. Boral Acquisition I Corp. Announces Pricing of $250,000,000 Initial Public Offering

NEW YORK, NY, Feb. 10, 2026 (GLOBE NEWSWIRE) -- D. Boral Acquisition I Corp. (the “Company”) today announced the pricing of its initial public offering of 25,000,000 units at a price of $10.00 per unit for total gross proceeds of $250,000,000. The units are expected to begin trading on The Nasdaq Global Market under the ticker symbol “DBCAU” on February 11, 2026. Each unit consists of one of the Company’s Class A ordinary shares and one-half of one redeemable public warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on The Nasdaq Global Market under the symbols “DBCA” and “DBCAW,” respectively. The offering is expected to close on February 12, 2026, subject to customary closing conditions.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus on industries that complement its management team’s background, and to capitalize on the ability of its management team to identify and acquire a business.

D. Boral Capital LLC is acting as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to 3,750,000 additional units at the initial public offering price to cover over-allotments, if any, which, if exercised in full, would bring the total gross proceeds of the offering to $287,500,000.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from D. Boral Capital LLC: Attn: 590 Madison Avenue, 39th Floor, New York, NY 10022, or by email at dbccapitalmarkets@dboralcapital.com, or by telephone at (212) 970-5150, or from the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

A registration statement on Form S-1 relating to these securities was declared effective by the SEC on January 30, 2026. This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and the gross proceeds thereof, the anticipated use of the net proceeds from the IPO and the search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, that the net proceeds of the offering will be used as indicated or that the Company will ultimately complete a business combination transaction in the sectors it is targeting or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

D. Boral Capital LLC
Email: dbccapitalmarkets@dboralcapital.com
Telephone: 212-970-5150